Exhibit 10.19

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) by and between American Medical Response, Inc. (the “Company”) and Mark Bruning (the “Executive”) is made and effective this 4th day of May, 2009 (the “Effective Date”).

RECITALS

Executive desires to be employed by the Company in a confidential relationship during which Executive will have access to and become familiar with information as to the specific manner of doing business, strategic plans for future business and identity of customers and potential customers, all of which is established and maintained at great expense to the Company and constitutes trade secrets of the Company; and

Executive recognizes that the Company and its subsidiaries and managed entities depend upon this confidential information and trade secrets, including without limitation confidential techniques, methods and data; and

The Company and its subsidiaries will sustain great loss and damage if Executive should violate the provisions of this Agreement, particularly with respect to confidential information and restrictions on competition.  Monetary damages for such losses would be extremely difficult to measure; and

Executive has previously entered into an employment agreement with the Company, effective as of February 15, 2008 and amended as of January 1, 2009, and Company and Executive now wish to amend and restate such employment agreement as set forth herein (the “Agreement”).

NOW THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, effective as of the time of the effective date, it is hereby agreed as follows:

1.     Employment.

A.            The Company shall employ the Executive as President, and the Executive shall serve in such capacity, performing such duties as are consistent with such position, along with such other duties and responsibilities assigned to the Executive by the Company. The Executive shall devote his best efforts and all of his business time to the performance of his duties under this Agreement and shall perform them faithfully, diligently, competently and in a manner consistent with the policies of the Company as determined from time to time by the Company.

B.            The Executive shall report to the Chief Executive Officer of the Company on all matters pertaining to his duties under this Agreement.

C.            The Executive shall not engage in other business activities outside the scope of this Agreement if such activities would detract from or interfere with the fulfillment of his responsibilities or duties under this Agreement.

D.            The Executive shall not serve as an officer or director (or the equivalent position) of any entity other than Company or its affiliated entities, and shall not receive fees or other remuneration for work performed either within or outside the scope of his employment without the prior written consent of the Chief Executive Officer of the Company.

2.             Term of Employment. This Agreement shall commence immediately and continue through January 22, 2010, and shall automatically renew for additional one (1) year periods thereafter, unless either party provides the other with notice of termination pursuant to Section 7 of this Agreement.

3.             Compensation.

A.            As full compensation for all services rendered by the Executive pursuant to this Agreement, the Company shall pay to the Executive the sum of Four Hundred Thousand Dollars ($400,000) annually (“Base Salary”), less all applicable withholdings.  The Base Salary shall be payable in accordance with the Company’s standard payroll practices, and shall be reviewed by the Chief Executive Officer annually during the Company’s normal review period.

Executive shall also be eligible to participate in the Company’s incentive plan applicable to management personnel (“MEIP”), with a target bonus of 75% of Executive’s Base Salary.  The Executive’s right to receive any bonus under the MEIP shall be determined based upon Executive’s achievement of performance targets established by the Chief Executive Officer of the Company, such achievement determined at the Company’s sole reasonable discretion in accordance with the provisions of the MEIP, as approved by the Board of Directors of the Company or Emergency Medical Services Corporation, as applicable.   Payment of individual incentive bonuses will be processed and paid by the first business day 2 ½ months following the end of the plan year, provided Executive is employed by Company on the date payment is to be made.

4.             Fringe Benefits; Expenses.

A.            The Executive shall be entitled to participate in all Company health and related employee benefit plans to the extent he is eligible under the terms of such plans.

B.            The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by him in connection with his employment in accordance with the Company’s standard policies and procedures.

C.            The Executive shall be entitled to paid time off (“PTO”) to the extent he is eligible under the terms of the PTO plan maintained by the Company, to be taken at times selected by him, with the prior concurrence of the Chief Executive Officer of the Company.

D.            The Company shall provide Executive with a monthly allowance of Seven Hundred Fifty Dollars ($750.00) for expenses incurred by the Executive for the lease or purchase of an automobile.

5.             Disability or Death.

A.            If, as the result of any physical or mental disability, the Executive shall have failed or is unable to perform his duties for a period of one hundred eighty (180) consecutive days, as determined by the Company, the Company may terminate this Agreement as of the date of its issuance of written notice without any further payment or the furnishing of any benefit by the Company under this Agreement, unless otherwise required by applicable law.  During the period of disability, and prior to the earlier of the date Executive is considered to have a separation from service under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) or notification of termination by the Company as set forth in this Section 5, Executive shall be entitled to receive his base salary and a pro rata portion of his annual performance bonus, to the extent he is eligible, offset by such amounts paid to Executive under any disability insurance policies maintained by the Company.

B.            The term of the Executive’s employment under this Agreement shall terminate upon his death without any further payment or the furnishing of any benefit by the Company under this Agreement other than accrued and unpaid base salary and commissions and expenses and benefits which have accrued pursuant to any plan or by law.

6.             Restrictive Covenants; Inventions.

A.            Executive agrees that during the term of this Agreement, and for a period of twelve (12) months thereafter, Executive will not in any manner directly or indirectly: (a) disclose or divulge to any person, entity, firm, company or employer, or use for Executive’s own benefit or the benefit of any other person, entity, firm, company or employer directly or indirectly in competition with Employer, any knowledge, information, business methods, techniques or data of Employer; (b) solicit, divert, take away or interfere with any of the accounts, trade, business patronage, employees or contractual arrangements of Employer; or (c) compete with Employer, or enter into any contractual arrangements either individually or as equityholder in any entity, for the provision of air or ground ambulance services, medical transportation services or managed medical transportation services  within one hundred (100) miles of any client of Employer.  Solely for the purposes of this Section 6, the term “Employer” shall mean American Medical Response, Inc. its subsidiaries and affiliates and companies under management agreements with any of them.

B.            It is the intention of the parties to restrict the activities of Executive in a manner which reasonably protects the legitimate business interests of Employer. In the event this Section 6 is deemed overboard or unenforceable by a court of competent jurisdiction, it is the intent of the parties that this Section 6 be enforced to the fullest extent allowed under applicable law, and be reformulated by such court to the extent necessary to so enforce it.

C.            The Company and Executive acknowledge that Colorado law, as set forth in Colorado Revised Statutes § 8-2-113(2), voids covenants not to compete unless such covenant qualifies for at least one enumerated exception.  The Company and the Executive agree, and therefore waive any argument to the contrary, that the restrictions set forth in this Section 6 are legal and enforceable under Colorado law because such restrictions meet two such exceptions: (i) this Agreement is a “contract for the protection of trade secrets” and (ii) Executive is an “executive.”   C.R.S. § 8-2-113(2)(b) & (d).

D.            All memoranda, notes, records, or other documents made or composed by the Executive, or made available to him during the term of this Agreement concerning or in any way relating to the business or affairs of the Employer or clients shall be the Company’s property and shall be delivered to the Employer on the termination of this Agreement or at any other time at the request of the Employer.

E.             Executive hereby assigns and agrees to assign all his interest in any and all conceptions and ideas for inventions, improvements, discoveries and works, whether or not patentable or copyrightable, which are conceived or made by Executive solely or jointly with another during the period of employment or within one (1) year thereafter and which are related to the business or activities of the Employer or which Executive conceives as a result of his employment by the Employer (collectively, “Proprietary Rights”), to the Employer or its nominee.  All copyrightable Propriety Rights shall be considered to be “works made for hire”.  Whenever requested to do so by the Employer, Executive shall execute any and all instruments and do such acts that the Employer shall request to protect the Employer’s interest therein.  These obligations shall continue beyond the termination of employment, and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives.

F.             The Executive acknowledges that the agreements provided in this Section 6 were an inducement to the Company to enter into this Agreement and that the remedy at law for breach of his covenants under this Section 6 will be inadequate. Accordingly, in the event of any breach or threatened breach by the Executive of any provision of this Section 6, the Company shall be entitled, in addition to all other remedies, to an injunction restraining any breach by Executive.

7.     Termination.

A.            The Company shall have the right to immediately terminate this Agreement and the Executive’s employment with the Company for cause. For purposes of this Agreement, the term “cause” shall mean:

1.             Any material breach of the Executive’s obligations under this Agreement.

2.             Fraud, theft, or gross misconduct on the part of the Executive, including, without limitation, criminal conduct, conduct involving moral turpitude, embezzlement, or misappropriation of assets.

3.             Executive’s exclusion from participation in, or imposition of penalties from, any governmental reimbursement program, including but not limited to Medicare, Medicaid or CHAMPUS.

4.             Alcohol or drug abuse that impairs the Executive’s ability to properly perform his duties.

5.             Conduct by Executive which has a material adverse affect on the business of the Company or any of its subsidiaries, divisions, or affiliates, as determined by the Company.

6.             Violation by the Executive of any of the written work rules or written policies of the Company, including the Company’s Corporate Compliance Policy.

B.            The Company may also terminate this Agreement without cause by providing the Executive with ninety (90) days prior written notice.

C.            Executive may terminate his employment at any time by providing ninety (90) days’ prior written notice of termination of this Agreement to the Company.

D.            If the employment of the Executive is terminated for cause, the Company shall have no obligation to make any further payment to the Executive (other than accrued and unpaid base salary and expenses to the date of termination), or continue to provide any benefit (other than benefits which have accrued pursuant to any plan or by law) to the Executive under this Agreement.

E.             Upon termination of Executive’s employment by the Company pursuant to Section 7.B, Executive shall be entitled to receive (i) all cash compensation earned under this Agreement to the date of termination plus (ii) Base Salary in the amount payable on the date immediately prior to termination for an additional period of one (1) year following the date of termination, payable on the Company’s regularly scheduled payroll dates during such period.  For purposes of Section 409A of the Code, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments.  Notwithstanding anything herein to the contrary, in the event that Executive is determined to be a specified employee within the meaning of Section 409A of the Code for purposes of any payment on termination of employment hereunder, and such payment (or any portion thereof) does not meet the short-term deferral exception, the involuntary separation from service exception or another applicable exception to deferred compensation for purposes of Section 409A of the Code, payment shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.

8.             Miscellaneous.

A.            This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to agreements made and performed in Colorado, and shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

B.            This agreement contains a complete statement of all the arrangements between the Company and the Executive with respect to its subject matter, supersedes all previous agreements, written or oral, among them relating to its subject matter, and cannot be modified, amended, or terminated orally. Amendments may be made to this Agreement at any time if mutually agreed upon in writing.

C.            Any amendment, notice, or other communication under this Agreement shall be in writing and shall be considered given when received and shall be delivered personally or mailed by Certified Mail, Return Receipt Requested, to the parties at their respective addresses set forth below (or at such other address as a party may specify by notice to the other):

If to Company:	6200 South Syracuse Way
Greenwood Village, Colorado 80111
	Attention:	Legal Department and
Human Resources Department

If to Executive:	Executive’s last known address on file with Company

D.            The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

E.             Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Colorado over any action, suit, or proceeding relating to or arising out of this Agreement and the transactions contemplated hereby.

F.             The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions of this Agreement which shall remain in full force and effect and any such invalid or unenforceable term or provision shall be given full effect as far as possible. If any term or provision of this Agreement is invalid or unenforceable in one jurisdiction, it shall not affect the validity or enforceability of that term or provision in any other jurisdiction.

G.            This Agreement is not assignable by either party except that it shall inure to the benefit of and be binding upon any successor to the Company by merger or consolidation or the acquisition of all or substantially all of the Company’s assets, provided such successor assumes all of the obligations of the Company, and shall inure to the benefit of the heirs and legal representatives of the Executive.

H.            The parties acknowledge that none of the benefits granted to either party here under are conditioned on any requirement that either party make referrals to, be in a position to make or influence referrals to, or otherwise generate business for the other.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement, in multiple counterparts, each of which shall be deemed an original, effective as of the Effective Date.

MARK BRUNING

/s/ Mark Bruning

AMERICAN MEDICAL RESPONSE, INC.

By:	William A. Sanger

Title:	Chief Executive Officer